Exhibit 99.1

Media Contact:

Nick Sweers, 913-794-3460

nicholas.sweers@mail.sprint.com

Investor Relations Contact:

Kurt Fawkes, 913-794-1140

kurt.e.fawkes@mail.sprint.com

SPRINT NEXTEL COMPLETES MERGER

Existing Sprint and Nextel Customers Will Continue With Current Services and Plans

Customer Information and Contact Numbers Available at www.sprint.com

OVERLAND PARK, Kan., and RESTON, Va. — August 12, 2005 — Sprint (NYSE: FON) and Nextel Communications Inc. (NASDAQ: NXTL) today announced that they have completed their merger transaction, forming Sprint Nextel Corporation. Sprint Nextel common stock will begin trading on the New York Stock Exchange Monday, Aug. 15, 2005, under the symbol “S.”

Gary Forsee, chief executive officer and president of Sprint Nextel, said, “This is a great day for our investors, customers, employees and partners. Through a broad portfolio of product and service offerings and a passion for meeting the needs of our customers, Sprint Nextel expects to win in the market. As we look to the future, Sprint Nextel will provide customers innovative wireless data services with media and entertainment content augmented by a global IP network that provides consumer, business and government customers compelling integrated communications solutions.”

Tim Donahue, executive chairman of Sprint Nextel, commented, “Communication is changing, and we are not only ready for it, we will lead it. In solid, tangible, measurable ways Sprint Nextel will put points on the scoreboard as we drive growth and profitability in a wireless world. The leadership team has worked tirelessly over the past several months to position the combined company for a seamless integration and Sprint Nextel is ready to hit the ground running to deliver on its promise to all of its customers.”

Merger Transaction

Each outstanding share of Nextel common stock will be converted into a combination of Sprint Nextel common stock and cash with a value equal to 1.3 shares of Sprint Nextel common stock. The amount of stock and cash consideration will be computed in accordance with the adjustments set forth in the Sprint Nextel merger agreement and will be based on, among other things, the actual number of shares of Sprint and Nextel stock outstanding immediately before the completion of the merger. The preliminary calculations of the stock exchange ratio, cash ratio and per share cash merger consideration for Nextel common stock are expected to be announced prior to market open Monday, Aug. 15, 2005.

With more than 44 million wireless subscribers, Sprint Nextel serves a balanced mix of consumer, business and government customers, and produces the highest average revenue per user in the industry. On a “pro forma” basis, Sprint Nextel reported revenues of $40.8 billion for the year ending December 31, 2004.

Sprint Nextel, along with its affiliates and partners, operates networks that cover approximately 268 million people. With its extensive network, spectrum assets and technology migration path, Sprint Nextel is well positioned to lead the industry. Sprint Nextel has approximately 80,000 employees with its executive headquarters in Reston, Va., and its operational headquarters in Overland Park, Kan.

Seamless Transition

Customers using CDMA and iDEN products and services will continue to enjoy the benefits of their current phones, service plans and features. Customers with questions or looking for more information should log on to www.sprint.com for answers about the combined company. Sprint Nextel will soon start communicating with customers through advertising and direct communications channels. As announced earlier this summer, Sprint Nextel will go-to-market using the Sprint brand name, with the Nextel name continuing as a key product brand.

A highly experienced management team leads the combined company. Gary Forsee is the president and chief executive officer of Sprint Nextel. Tim Donahue is executive chairman of the combined company. Together they have a proven track record of leadership and nearly six decades of industry experience. Len Lauer serves as chief operating officer of Sprint Nextel and Paul Saleh serves as chief financial officer of Sprint Nextel.

Local Telecommunications Business

Sprint Nextel has begun the process of separating the operations of Sprint’s local telecommunications business, including consumer, business and wholesale operations, and will seek regulatory approvals to spin off the local telecommunications business to Sprint Nextel shareholders in a tax-free transaction, which is expected to be completed in 2006.

The local telecommunications business, led by Daniel Hesse, chief executive officer – designate, will have its own management team and board of directors, consisting of an equal number of designees from Sprint and Nextel. The local telecommunications business, which has approximately 7.5 million local access lines in 18 states and as of June 30, 2005 had revenues of more than $6 billion during the prior 12 months, will be the largest independent local telecommunications company in the U.S. It will have commercial operating relationships with Sprint Nextel for mobile and long-distance network services, and will receive certain transitional services, including corporate support functions. Its corporate headquarters will be in the Kansas City metropolitan area. Completion of the spin-off is subject to certain conditions, including regulatory approvals. Following completion of the spin-off, the common stock of the local telecommunications business is expected to be listed on the New York Stock Exchange.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Sprint and Nextel and future technology plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: competitive conditions and market acceptance of Sprint Nextel’s products and services, economic conditions in targeted markets, performance of our technologies, timely development and delivery of new technologies, access to sufficient capital to meet financing needs, actions by regulatory agencies, and the risks that have been described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and Sprint Nextel disclaims any duty to update the information herein.

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